Exhibit 99-1

                     VECTREN CORPORATION
      REPORTS CONSOLIDATED EARNINGS; DIVIDEND UNCHANGED

EVANSVILLE -Vectren Corporation (July 27, 2000) (NYSE:VVC) today reported financial results for fiscal 2000's second quarter. Consolidated net income before merger related charges was $14.1 million ($.23 EPS) for the quarter ended June 30, 2000, as compared to net income of $11.6 million ($.19 EPS) for the same period in 1999. Reported net income and earnings per share for the current period were $8.3 million and $.14 per share, respectively.

During the second quarter of 2000, Vectren expensed merger related costs of $6.5 million ($5.8 million, net of tax or $.09 EPS) including $3.3 million of accelerated depreciation related to information systems to be retired during 2001. Merger costs expensed during the first six months of 2000 totaled $33.7 million ($25.1 million, net of tax or $.41
EPS) including the $3.3 million of accelerated depreciation. The continued merger integration activities, which will contribute to the net merger savings, will be substantially complete by 2001. The company expects to realize net merger savings of nearly $200 million over ten years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing.

Stronger results from Vectren's non-regulated operations and investments combined with significantly greater unit margins from sales to the wholesale power market more than offset higher operating expenses during the quarter, resulting in the $.04 per share gain in earnings before merger related charges.

"The continued growth of our non-regulated businesses and our demonstrated ability to effectively compete in the wholesale power market has enabled us to deliver improved results during a continued period of abnormally mild weather," said Niel C. Ellerbrook, Vectren's Chairman and
Chief Executive Officer.

The board of directors of Vectren also declared a cash dividend of 24 1/4 cents per share of common stock. This is unchanged from the previous quarter. The dividend is payable September 1, 2000 to shareholders of record August 15, 2000.

Vectren, headquartered in Evansville, Indiana through its regulated subsidiaries Indiana Gas and SIGECO, offers gas and/or electricity to more than 650,000 customers in adjoining service areas that cover nearly two-thirds of Indiana. Vectren's non-regulated subsidiaries currently offer energy-related products and services, including energy marketing, fiber-optic based communication services, and utility related services including materials management, debt collections, locating, meter reading and trenching services to customers throughout the surrounding region. In December 1999 (prior to its merger with SIGCORP, Inc. to form Vectren), Indiana Energy, Inc. announced the planned acquisition of the natural gas distribution business of Dayton Power and Light Company. This acquisition is expected to close during the third quarter of this year and bring Vectren's total customer count to nearly one million. To learn more about Vectren visit >>http://www.vectren.com<<

SUMMARY OF CONSOLIDATED EARNINGS DATA:
                                             Three Months Ended
                                                  June 30
(In Thousands, Except Per Share Data)        2000         1999
Operating Revenues                           $263,477     $207,042
Net Income                                     $8,273      $11,554
Net Income Before Merger Related Charges      $14,168      $11,554
Basic Earnings Per Average Common Share         $0.14        $0.19
Diluted Earnings Per Average Common Share       $0.13        $0.19
Basic Earnings Per Share Before
Merger Related Charges                          $0.23        $0.19
Average Common Shares Outstanding              61,227       61,287
Diluted Common Shares Outstanding              61,317       61,425

                                             Six Months Ended
                                                 June 30
(In Thousands, Except Per Share Data)        2000         1999
Operating Revenues                           $622,921     $528,075
Net Income                                    $30,398      $52,277
Net Income Before Merger Related Charges       55,589      $52,277
Basic Earnings Per Average Common Share         $0.50        $0.85
Diluted Earnings Per Average Common Share       $0.50        $0.85
Basic Earnings Per Share Before Merger
Related Charges                                 $0.91        $0.85
Average Common Shares Outstanding              61,266       61,309
Diluted Common Shares Outstanding              61,338       61,461

                                            Twelve Months Ended
                                                June 30
(In Thousands, Except Per Share Data)       2000          1999
Operating Revenues                          $1,163,263    $1,009,629
Net Income                                     $68,869       $87,591
Net Income Before Merger Related Charges       $94,060       $87,591
Basic Earnings Per Average Common Share           1.12         $1.43
Diluted Earnings Per Average Common Share        $1.12         $1.42
Basic Earnings Per Share Before Merger
Related Charges                                  $1.53         $1.43
Average Common Shares Outstanding               61,281        61,424
Diluted Common Shares Outstanding               61,362        61,598

NOTE: Net income for the three-month period ended June 30 is not indicative of net income for an annual period due to seasonal sales of electric and gas for space heating and cooling purposes.

This press release may contain forward-looking statements.
Vectren wishes to caution readers that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 8-K filed with the Securities and Exchange Commission on July 11, 2000.


Investor Contact: Steven M. Schein, VP-Investor Relations,
812-491-4209,>>mailto:sschein@vectren.com<<
Media Contact: Jeffrey W. Whiteside, VP-Corporate
Communications, 812-491-4205,
>>mailto:jwhiteside@vectren.com<<

Vectren Corporation, P.O. Box 209, Evansville, IN  47702-
0209